Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-264515 and 333-267273) and Form S-8 (File Nos. 333-259216 and 333-264019) of PLBY Group, Inc. (“Company”) of our audit of Playboy Enterprises, Inc. as of and for the year ended December 31, 2020, with a report date of March 31, 2021, appearing in this Annual Report in Form 10-K of PLBY Group, Inc. for the year ended December 31, 2022.

/s/ Prager Metis CPAs LLP
Prager Metis CPAs LLP
El Segundo, California
March 16, 2023